UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 20, 2016

(Exact Name of Registrant as Specified in Its Charter)

Ohio

(State or Other Jurisdiction of Incorporation)

001-33653	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center
38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(800) 972-3030

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On September 20, 2016, the Board of Directors of Fifth Third Bancorp elected Jerry W. Burris and Eileen A. Mallesch as Directors. The Board of Directors increased the size of the Board to thirteen Directors and appointed Mr. Burris and Ms. Mallesch as Directors to fill the vacancies created by the increase. A copy of the related press release is attached as Exhibit 99.1 hereto. The Board has not yet determined the committees to which Mr. Burris and Ms. Mallesch will be appointed.

Mr. Burris and Ms. Mallesch will receive compensation as Directors under Fifth Third’s newly adopted Director Pay Program. Under the program they will each receive an annual cash retainer of $85,000 payable quarterly (for 2016 this retainer will be pro-rated for their date of appointment) as well as a grant of 1,709 restricted stock units with dividend equivalents. Under the new Director Pay Program there are no meeting attendance fees. Additionally, under the new Director Pay Program they may be eligible to receive additional retainers if they are appointed as a committee chair or as a member of the Audit or Risk & Compliance Committees.

Existing Directors will continue to be compensated as described in the Registrant’s definitive proxy statement filed with the Securities and Exchange Commission on March 10, 2016 and the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015 until January 1, 2017 at which time they will be compensated under Fifth Third’s newly adopted Director Pay Program.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press release dated September 21, 2016 relating to the appointment of Jerry W. Burris and Eileen A. Mallesch as Directors of Fifth Third Bancorp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

September 21, 2016	By:	/s/ Saema Somalya
Saema Somalya
Secretary